EXHIBIT 4.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF

MEDIA SCIENCES INTERNATIONAL, INC.

        MEDIA SCIENCES INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

        DOES HEREBY CERTIFY THAT:

        1. The name of the corporation is Media Sciences International, Inc.

        2. The certificate of designation of Series A Preferred Stock of the Company (the "Certificate of Designation") is hereby amended by striking out Article 4 and by substituting for said Article the following new Article 4:

                4. Conversion Rights.

(a) Conversion, Per Share Conversion Price. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4(b), without the payment of additional consideration, into such number of fully paid and nonassessable shares of the Company's Common Stock as shall be determined by dividing $10.00 by the amount determined as follows (as such amount may be adjusted from time to time pursuant to Section 5, the "Per Share Conversion Price"):

(i) Beginning 30 days after the date of closing of the initial sale of Series A Preferred Stock by the Company (the "Private Placement Closing"), $3.25;

(ii) Upon the twenty four (24) month anniversary of the Private Placement Closing, an amount equal to seventy five percent (75%) of the average bid price of the Common Stock during the 90 days preceding such anniversary;

(iii) Upon the forty eight month anniversary of the Private Placement Closing, an amount equal to seventy five percent (75%) of the average bid price of the Common Stock during the 90 days preceding such anniversary; and

(iv) Notwithstanding anything else contained herein, the Per Share Conversion Price shall not be less than $2.00.

(b) Conversion Procedures. The optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) may be effected by a holder of record thereof by making written demand for such conversion (a "Conversion Demand") upon the Company at its principal executive offices setting forth therein: (i) the number of shares to be converted; (ii) the certificate or certificates representing such shares; and (iii) the proposed date of such conversion, which shall be a business day not less than 15 nor more than 30 days after the date of such Conversion Demand (the "Conversion Date"). Within five days of receipt of the Conversion Demand, the Company shall give written notice (a "Conversion Notice") to such holder setting forth therein: (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be indorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such indorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand. On or before the Conversion Date, the holder of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly indorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such holder, or its nominee, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Upon surrender of certificates of Series A Preferred Stock to be converted in part, the Company shall issue a balance certificate representing the number of full shares of Series A Preferred Stock not so converted.

(c) Reservation of Common Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(d) Effect of Conversion. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date, (i) no such share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

Upon conversion, exchange or other transaction with the Company of 50% or more of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, upon such event, the remaining outstanding Series A Preferred Stock shall be automatically converted at the Per Share Conversion Price set forth in Section 4(a)(iv), without any further act required of the holder of such preferred stock.

         3. The amendment of the Certificate of Designation herein certified has been duly adopted at a meeting of the Board of Directors and written consent of the majority of the outstanding Series A Preferred Stock in lieu of a meeting has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Media Sciences International, Inc. has caused this Certificate of Amendment of the Certificate of Designation to be signed by its President on this 31st day of December, 2003.

MEDIA SCIENCES INTERNATIONAL, INC. By: /s/ Michael W. Levin Michael W. Levin, President